INVESTOR RELATIONS: Quicksilver Resources Inc. Diane Weaver (817) 665-4834	MEDIA RELATIONS: Ward Creative Communications, Inc. Deborah Buks or Shelley Eastland (713) 869-0707

FOR RELEASE AFTER MARKET CLOSE

October 14, 2004

Quicksilver Resources Announces Operational Update and Third Quarter 2004 Earnings Release Date/Conference Call

FORT WORTH (October 14, 2004) -- Quicksilver Resources Inc. (NYSE: KWK) today announced an operational update regarding its ongoing coalbed methane (CBM) drilling project in Canada, its initial activity in the Barnett shale project in Texas, and the divestiture of certain oil and gas properties in Wyoming and Michigan.

Canadian CBM

Quicksilver, through its Canadian subsidiary MGV Energy Inc., is currently producing over 29 million cubic feet per day (Mmcf/d) in Canada, and is on target to exceed its goal of 35 Mmcf/d as a year-end 2004 exit rate. Significant weather delays in the spring and summer have pushed several projects into the last half of the year; however, all budgeted projects should be completed before year-end. The CBM wells are performing as expected with higher rates coming from wells north of the Palliser block. Typical production rates across the fairway range from 75 thousand cubic feet (Mcf) to 200 Mcf per well per day. Three rigs are currently drilling for the company in Canada, and installation of the production infrastructure for five new developments north of the Palliser block is being completed. All of these new projects are expected to be on line by year-end.

Barnett Shale

The company has drilled its first three operated wells in the Barnett shale. These wells are in various stages of completion with gas volumes increasing in each well as fracture treating fluids are recovered from flow back. Quicksilver also has small non-operated working interests in five additional wells drilled earlier this year, offsetting Quicksilver's acreage. These wells are producing within a range of 600 Mcf/d to 3 Mmcf/d. The company currently has one drilling rig in operation and will bring on a second rig in late November. Quicksilver is on track to drill a total of 10 Barnett wells this year with at least six of those expected to be completed and tied in prior to year-end. Work continues on the Cowtown Pipeline, Quicksilver's gathering and transportation system in the area which upon completion will have an initial capacity of 60 million cubic feet per day. The first stage is in service in Johnson County. The company has received approval for a tax abatement from Hood County for the construction of its liquids processing plant, which will be connected to the pipeline. Quicksilver's net acreage position in the play has increased to 150,000 acres and should reach 180,000 acres by year-end. In addition, 70 square miles of 3D seismic has been shot with another 20 square miles scheduled for shooting this year.

Property Divestitures/Acquisitions

Quicksilver has sold certain oil and gas properties in Wyoming and Michigan to several purchasers. The bulk of these divestitures were heavy oil properties in Wyoming. The net proceeds to the company were approximately $10 million before closing adjustments. The company also purchased Antrim shale gas properties in Michigan for approximately $10 million. Most of these working interests are associated with properties operated by Quicksilver.

Netting out the loss of approximately 3 million cubic feet equivalents per day (Mmcfe/d) with these sales/purchases, the company is producing 123 Mmcfe/d and maintains its year-end exit rate target for production of 140 Mmcfe/d, with total reserves reaching one trillion cubic feet of gas equivalents. With the property sales and weather-related delays in Canada, Quicksilver is revising its year-over-year production growth target for 2004 from 15 percent to 12 percent.

Third Quarter Earnings Release and Conference Call

Quicksilver Resources will release third quarter 2004 earnings on Monday, November 8, 2004 after market close. The company's third quarter conference call to discuss operating and financial results is scheduled for Tuesday, November 9, 2004 at 10:00 a. m. central time.

Quicksilver invites interested persons to participate in the third quarter call by dialing (877) 313-7932, ID number 1203211 between 9:50 and 9:55 a. m. central time. A digital replay of the conference call will be available at 1:00 p. m. central time the same day, and will remain available for one week. The replay can be dialed at (800) 642-1687 and reference should be made to the conference ID number 1203211. The call will also be broadcast live via Internet webcast on the company's website, www.qrinc.com, linking through the "Investor Relations" page and the "Presentations & Conference Calls" link.

Fort Worth, Texas-based Quicksilver Resources is a natural gas and crude oil production company engaged in the development and acquisition of long-lived producing natural gas and crude oil properties. The company, widely recognized as a leader in the development and production of unconventional natural gas reserves, including coalbed methane, shale gas, and tight sands gas, is listed on the New York Stock Exchange (KWK). It has U.S. offices in Gaylord, Michigan; Corydon, Indiana and Cut Bank, Montana. Quicksilver also has a Canadian subsidiary, MGV Energy Inc., located in Calgary, Alberta. For more information about Quicksilver Resources, visit www.qrinc.com.

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The statements in this press release regarding projections of revenues or income or reserves or similar items, such as statements pertaining to future revenues, future capital expenditures, future cash flows, future operations or results, and other statements that are not historical facts, are forward looking statements. Such statements involve risks of declining oil and gas prices, competition for prospects, possible increases in lifting costs, and other factors detailed in the company's filings with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated.